Filed Pursuant to Rule 424(b)(5)
Registration No. 333-260824
PROSPECTUS

EARTHSTONE ENERGY, INC.

2,611,111 Shares of Class A Common Stock

The selling stockholders may offer and sell up to 2,611,111 shares in the aggregate of our Class A common stock from time to time in one or more offerings. We will not receive any proceeds from the sale of our Class A common stock by the selling stockholders.

The selling stockholders may offer and sell shares of our Class A common stock from time to time. The selling stockholders may offer and sell shares of our Class A common stock at prevailing market prices, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If any underwriters, dealers or agents are involved in the sale of any of the shares, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in any applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No shares may be sold without delivery of this prospectus and any applicable prospectus supplement describing the method and terms of the offering of such shares. You should carefully read this prospectus and any applicable prospectus supplement before you invest in our Class A common stock.

We are registering 2,611,111 shares of Class A common stock for sale by the selling stockholders pursuant to a registration rights agreement, dated as of November 2, 2021 (the “Foreland Registration Rights Agreement”), which we entered into in connection with the closing of the acquisition of certain interests in oil and gas leases and related property of Foreland Investments LP (“Foreland”) on November 2, 2021 (the “Foreland Acquisition”).

Our Class A common stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “ESTE.” On November 4, 2021, the last reported sales price of our Class A common stock on the NYSE was $11.37 per share.

Investing in our securities involves risks. You should consider the risk factors referred to in the section entitled “Risk Factors” on page 4 of this prospectus and in any prospectus supplement hereto, as well as documents we file with the Securities and Exchange Commission that are incorporated by reference in this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
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The date of this prospectus is November 19, 2021.

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Neither we nor the selling stockholders have authorized anyone to give you any information or to make any representations about us or the transactions we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representations about these matters that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy shares anywhere or to anyone where or to whom we are not permitted to offer or sell securities under applicable law. The delivery of this prospectus does not, under any circumstances, mean that there has not been a change in our affairs since the date of this prospectus. Subject to our obligation to amend or supplement this prospectus as required by law and the rules and regulations of the Securities and Exchange Commission, the information contained in this prospectus is correct only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of these shares.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, should the selling stockholders choose to do so, they may, over time, offer and sell the shares described in this prospectus in one or more offerings or resales. This prospectus provides a general description of the shares. Each time any of the selling stockholders sell any of the shares described herein, the selling stockholders may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the information in the applicable prospectus supplement. Please carefully read this prospectus, any applicable prospectus supplement and any free-writing prospectus together with the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

We and the selling stockholders have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or incorporated by reference in this prospectus. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus or that any information we have incorporated by reference is accurate as of any date other than the date of the documents incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any applicable prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any applicable prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), covering the shares offered by this prospectus. This prospectus does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the shares offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed with or incorporated by reference as part of the registration statement. We are required to file annual and quarterly reports and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

You can also find our SEC filings on our website at www.earthstoneenergy.com. The information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Certain information contained in this prospectus may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical facts contained in this prospectus are forward-looking statements. These forward-looking statements can generally be identified by the use of words such as “may,” “will,” “could,” “should,” “project,” “intends,” “plans,” “pursue,” “target,” “continue,” “believes,” “anticipates,” “efforts,” “expects,” “estimates,” “forecast,” “guidance,” “possible,” “probable,” “predicts,” “potential,” or “view,” the negative of such terms or variations thereon, or other comparable terminology. Statements that describe our future plans, strategies, intentions, expectations, objectives, goals, potential acquisitions or mergers or prospects are also forward-looking statements. Actual results could differ materially from those anticipated in this prospectus or these forward-looking statements. Readers should consider carefully the risks discussed under the “Risk Factors” section of this prospectus and included in other sections of this prospectus which describe factors that could cause our actual results to differ from those anticipated in forward-looking statements, including, but not limited to, the following factors:

•    volatility and weakness in commodity prices for oil, natural gas and natural gas liquids and the effect of prices set or influenced by action of the Organization of Petroleum Exporting Countries (“OPEC”), its members and other oil and natural gas producing countries;
•    the effect of existing and future laws, governmental regulations and the political and economic climates of the United States;
•    substantial changes in estimates of our proved oil and natural gas reserves;
•    substantial declines in the estimated values of our oil and natural gas reserves;
•    our ability to replace our oil and natural gas reserves as they are produced;
•    the risk of the actual presence or recoverability of oil and natural gas reserves and that future production rates will be less than estimated;
•    the potential for production decline rates and associated production costs for our wells to be greater than we forecast;
•    the timing and extent of our success in acquiring, discovering, developing and producing oil and natural gas reserves;
•    the financial ability and willingness of our partners under our joint operating agreements to join in our future development, exploration and production activities;
•    our ability to acquire additional oil and natural gas leases;
•    the cost and availability of high quality equipment and services with fully trained and adequate personnel, such as drilling rigs and completion equipment on a timely basis and at reasonable prices;
•    risks in connection with potential acquisitions and the integration of significant acquisitions or assets acquired through merger or otherwise;
•    the possibility that acquisitions and divestitures may involve unexpected costs or delays, and that acquisitions may not achieve intended benefits;
•    the possibility that potential divestitures may not occur or could be burdened with unforeseen costs;
•    unanticipated reductions in the borrowing base under the credit agreement we are party to;
•    risks incidental to the drilling and operation of oil and natural gas wells including mechanical failures;
•    the availability of sufficient pipeline and other transportation facilities to carry our production to market and the impact of these facilities on realized prices;

•    significant competition for oil and natural gas acreage and acquisitions;
•    our ability to retain key members of senior management and key technical and financial employees;
•    changes in environmental laws and the regulation and enforcement related to those laws;
•    the identification of and severity of environmental events and governmental responses to these or other environmental events;
•    legislative or regulatory changes, including retroactive royalty or production tax regimes, hydraulic-fracturing regulations, derivatives reform, and changes in federal and state income taxes;
•    general economic conditions, whether internationally, nationally or in the regional and local market areas in which we conduct business, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets for equity and debt will be disrupted or unavailable;
•    social unrest, political instability or armed conflict in major oil and natural gas producing regions outside the United States and acts of terrorism or sabotage;
•    the insurance coverage maintained by us may not adequately cover all losses that may be sustained in connection with our business activities;
•    other economic, competitive, governmental, regulatory, legislative, including federal, state and tribal regulations and laws, geopolitical and technological factors that may negatively impact our business, operations or oil and natural gas prices;
•    the effect of our oil and natural gas derivative activities;
•    title to the properties in which we have an interest may be impaired by title defects;
•    our dependency on the skill, ability and decisions of third party operators of oil and natural gas properties in which we have non-operated working interests; and
•    possible adverse results from litigation and the use of financial resources to defend ourselves.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements in this section and elsewhere in this prospectus. Other than as required under applicable securities laws, we do not assume a duty to update these forward-looking statements, whether as a result of new information, subsequent events or circumstances, changes in expectations or otherwise. You should not place undue reliance on these forward-looking statements. All forward-looking statements speak only as of the date of this prospectus or, if earlier, as of the date they were made.

ABOUT EARTHSTONE ENERGY, INC.

Overview

Earthstone Energy, Inc., a Delaware corporation (“Earthstone” and together with its consolidated subsidiaries, the “Company,” “our,” “we,” “us,” or similar terms), is a growth-oriented independent oil and gas company engaged in the acquisition and development of oil and gas reserves through activities that include the acquisition, drilling and development of undeveloped leases, asset and corporate acquisitions and mergers. Our operations are all in the upstream segment of the oil and natural gas industry and all our properties are onshore in the United States. At present, our assets are located in the Midland Basin of west Texas and the Eagle Ford Trend of south Texas. Our Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

Organizational Structure

Earthstone is the sole managing member of Earthstone Energy Holdings, LLC (“EEH”), with a controlling interest in EEH. Earthstone, together with its wholly-owned subsidiary, Lynden Energy Corp., a corporation organized under the laws of British Columbia (“Lynden Corp”), and Lynden Corp’s wholly-owned consolidated subsidiary, Lynden USA Inc., a Utah corporation (“Lynden US”), and also a member of EEH, consolidates the financial results of EEH and records a noncontrolling interest in the consolidated financial statements representing the economic interests of EEH’s members other than Earthstone and Lynden US.

Recent Developments

On November 2, 2021, we closed the acquisition (the “Foreland Acquisition”) of certain interests in oil and gas leases and related property of Foreland Investments LP (“Foreland”), pursuant to the Purchase and Sale Agreement dated September 30, 2021 (the “Foreland Agreement”) by and among Earthstone, EEH and Foreland. As part of the Foreland Acquisition, we issued 2,611,111 shares of our Class A common stock and entered into the Foreland Registration Rights Agreement. Additionally, at the closing of the Foreland Acquisition, we entered into a lock-up agreement dated November 2, 2021 with the partners of Foreland (the “Lock-up Agreement”).

Also, on November 2, 2021, we closed the acquisition (the “BCC Acquisition”) of certain well-bore interests and related equipment of BCC-Foreland LLC (“BCC”), pursuant to the Purchase and Sale Agreement dated September 30, 2021 (the “BCC Agreement”) by and among Earthstone, EEH and BCC.

Corporate Information

Our principal executive offices are located at 1400 Woodloch Forest Drive, Suite 300, The Woodlands, Texas 77380. Our telephone number is (281) 298-4246. You can find more information about us at our website located at www.earthstoneenergy.com. The information contained on our website is not a part of, and should not be construed as being incorporated by reference into, this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Concerning Forward-Looking Statements,” you should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus, including those included in our most recent Annual Report on Form 10-K as amended on Form 10-K/A, any subsequently filed Quarterly Reports on Form 10-Q and any subsequently filed Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K). If any of these risks were to occur, our business, financial condition or results of operations could be adversely affected. In that case, the trading price of our securities could decline and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus, any prospectus supplement or in any document incorporated by reference herein or therein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

THE OFFERING

Class A common stock offered by the selling stockholders:	2,611,111

Total shares of Class A common stock outstanding on November 2, 2021	53,305,168

Use of proceeds:	The selling stockholders will receive all of the proceeds from the sale or other disposition of shares of Class A common stock covered by this prospectus. We will not receive any proceeds from the sale or other disposition of shares in this offering by the selling stockholders.

NYSE symbol:	ESTE

Risk factors:	You should carefully consider the risk factors we face that are included or incorporated by reference in this prospectus before deciding whether or not to invest in shares of our Class A common stock. See “Risk Factors” and “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of our Class A common stock being offered by any of the selling stockholders. We are required to pay certain offering fees and expenses in connection with the registration of the selling stockholders’ shares and to indemnify the selling stockholders against certain liabilities.

SELLING STOCKHOLDERS

This prospectus relates to the offer and sale from time to time of up to 2,611,111 shares of our Class A common stock by the stockholders identified in the table below, who we refer to in this prospectus as the “selling stockholders” and their transferees, pledgees, donees, assignees or other successors (each also a selling stockholder for purposes of this prospectus). The selling stockholders identified below may currently hold or acquire at any time shares of our Class A common stock in addition to those set forth below.

We are registering these 2,611,111 shares of our Class A common stock for sale by the selling stockholders named below pursuant to the Foreland Registration Rights Agreement, which we entered into in connection with the closing of the Foreland Acquisition.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities. Except as otherwise indicated, all persons listed below have sole voting and investment power with respect to the shares of our Class A common stock beneficially owned by them.

The information in the table below (other than the percentages of our outstanding Class A common stock beneficially owned) in respect of the selling stockholders was furnished by or on behalf of the selling stockholders and is as of the date hereof. Except as may be noted elsewhere in this prospectus or in information incorporated herein by reference and except as related to the Foreland Agreement, the Foreland Registration Rights Agreement and the Lock-up Agreement, the selling stockholders do not have, and within the past three years have not had, any material relationship with us or any of our affiliates.

Information concerning the selling stockholders may change from time to time and any changed information will be set forth in supplements to this prospectus, if and when necessary. No offer or sale under this prospectus may be made by a stockholder unless that holder is listed in the table below, in any supplement to this prospectus or in an amendment to the related registration statement that has become effective. We will supplement or amend this prospectus if applicable to include additional selling stockholders upon provision of all required information to us and subject to the terms of any relevant agreement between us and the selling stockholders.

The selling stockholders are not obligated to sell any of the shares of our Class A common stock offered by this prospectus. Because the selling stockholders identified in the table below may sell some or all of the shares of our Class A common stock owned by them that are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of such shares of our Class A common stock, no estimate can be given as to the number of shares of our Class A common stock covered by this prospectus that will be held by the selling stockholders upon termination of this offering. In addition, subject to the Foreland Registration Rights Agreement, the selling stockholders may sell, transfer or otherwise dispose of, at any time and from time to time, shares of our Class A common stock they hold in transactions exempt from the registration requirements of the Securities Act after the date on which the selling stockholders provided the information set forth on the table below. Therefore, for purposes of the following table we have assumed that the selling stockholders will sell all of the shares of our Class A common stock beneficially owned by them that are covered by this prospectus, but will not otherwise sell any other shares of our Class A common stock that they may currently own.

	Shares of Class A Common Stock Beneficially Owned Prior to the Offering			Shares of Class A Common Stock Beneficially Owned After the Offering
Name of Selling Stockholder	Number	Percentage (1)	Shares Offered	Number	Percentage
Bain Capital Credit Member, LLC (2)	1,380,932	2.6%	1,380,932	—	—
Bain Capital Credit Member II, Ltd. (2)	181,139	*	181,139	—	—
FILP Pref 2016 LLC (3)	177,419	*	177,419	—	—
John T. Beecherl	6,387	*	6,387	—	—
University of Virginia Investment Management Company (4)	266,128	*	266,128	—	—
Vortus - Foreland PE Investor, LLC (5)	8,822	*	8,822	—	—
Vortus - Foreland PE, LLC (5)	262,341	*	262,341	—	—
Vortus Investments, LP (5)	327,943	*	327,943	—	—
TOTAL	2,611,111	4.9%	2,611,111	—	—

*	Represents less than one percent.

(1)	The percentage is based upon 53,305,168 shares of Class A common stock issued and outstanding as of November 2, 2021.

(2)
Consists of: (i) 45,050 shares held by Bain Capital Credit Managed Account (E), L.P., (ii) 200,812 shares held by Bain Capital Middle Market Credit 2010, L.P., (iii) 181,139 shares held by Bain Capital Middle Market Credit 2014 (A Master), L.P., (iv) 357,670 shares held by Bain Capital Middle Market Credit 2014 (F), L.P., (v) 327,398 shares held by Bain Capital Middle Market Credit 2014, L.P., (vi) 187,811 shares held by BCSSS Investments Limited, (vii) 239,981 shares held by TMPSL Investments Limited, and (viii) 22,210 shares held by BCC Foreland Holdings (E), LLC (such entities collectively, the “Bain Capital Credit Entities”). Voting and investment decisions with respect to the shares held by the Bain Capital Credit Entities are directed by Bain Capital Credit Member, LLC and/or Bain Capital Credit Member II, Ltd. The address of each of the foregoing persons is 200 Clarendon Street, Boston, MA 02116.

(3)
Davidson Kempner Capital Management, LP exercises voting and dispositive power over the shares of Class A common stock. The address of the person listed herein is 520 Madison Avenue, 30th Floor, New York, NY 10022.

(4)
Robert Durden as Chief Executive Officer of the University of Virginia Investment Management Company exercises voting and dispositive power over the shares of Class A common stock. The address of the person listed herein is 701 E. Water Street, 4th Floor, Charlottesville, VA 22902.

(5)
Consists of (i) 8,822 shares held by Vortus – Foreland PE Investor, LLC, (ii) 262,341 shares held by Vortus – Foreland PE, LLC, and (iii) 327,943 shares held by Vortus Investments LP. Vortus Investment Holdings, LLC exercises voting and dispositive power with respect to the shares held by Vortus – Foreland PE, LLC. Vortus Investment Advisors, LLC exercises voting and dispositive power with respect to the shares held by Vortus Investments, LP and Vortus – Foreland PE Investor, LLC. The address of the persons listed herein is 407 Throckmorton Street, Suite 560, Fort Worth, TX, 76102.

Registration Rights Agreement

In connection with the Foreland Acquisition, we entered into the Foreland Registration Rights Agreement with the selling stockholders. Pursuant to the terms of the Foreland Registration Rights Agreement, the selling stockholders have registration rights with respect to the shares of Class A common stock acquired in the Foreland Acquisition (the “Transaction Shares”). We were required to file a shelf registration statement on Form S‑3 covering the Transaction Shares.

In addition, the selling stockholders have the right to demand that we register shares of their Class A common stock for sale in registered underwritten offerings, subject to certain limitations. The selling stockholders also have piggyback rights to register the shares of Class A common stock held by them in other registered underwritten offerings of equity securities conducted by us.

We must pay all fees and expenses related to our obligations under the Foreland Registration Rights Agreement, except underwriting discounts and commission, if any, which must be paid by the selling stockholders. In addition, the Foreland Registration Rights Agreement provides that we will indemnify the selling stockholders whose shares are covered by this prospectus or a prospectus supplement against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in such prospectus or prospectus supplement or other violation of applicable laws that occurred in connection with registration of shares under the Foreland Registration Rights Agreement. Subject to certain caps and restrictions, the selling stockholders whose shares are covered by this prospectus or prospectus supplement will severally indemnify us against losses, claims, damages, liabilities, judgments, costs and expenses arising out of any untrue statement or alleged untrue statement of a material fact or omission or alleged omission of a material fact contained in this prospectus or prospectus supplement to the extent that such untrue statement was made in reliance upon information provided by such selling stockholders.

We may not grant registration rights to any third party which are inconsistent with the rights granted to the selling stockholders under the Foreland Registration Rights Agreement without the consent of the selling stockholders.

The Foreland Registration Rights Agreement may not be amended or modified without the prior written consent of selling stockholders holding at least a majority of the shares then outstanding subject to registration. The shares of Class A common stock held by the selling stockholders cease to be subject to registration once all such shares have been distributed in the manner set forth in this prospectus or once there are no longer any such shares outstanding.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes certain important terms of Earthstone’s capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section entitled “Description of Capital Stock,” you should refer to Earthstone’s Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Earthstone’s Amended and Restated Bylaws, as amended (the “Bylaws”), and to the applicable provisions of Delaware law. Earthstone’s authorized capital stock consists of 270,000,000 shares of capital stock, $0.001 par value per share, of which:

•    200,000,000 shares are designated as Class A common stock (“Class A common stock”);

•    50,000,000 shares are designated as Class B common stock (“Class B common stock” and, together with the Class A common stock, the “common stock”); and

•    20,000,000 shares are designated as preferred stock.

As of November 2, 2021, there were 53,305,168 shares of Class A common stock issued and outstanding, 34,351,995 shares of Class B common stock issued and outstanding, and no shares of preferred stock issued or outstanding. Earthstone’s Board of Directors (the “Board”) is authorized, without stockholder approval except as required by the listing standards of the NYSE, to issue additional shares of capital stock.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters as to which holders of common stock are entitled to vote. Except as otherwise provided in the Certificate of Incorporation, or by applicable law, the holders of shares of common stock shall vote together as a single class on all matters. Except for and subject to those preferences, rights, and privileges expressly granted to the holders of all classes of stock at the time outstanding have prior rights, and any series of preferred stock which may from time to time come into existence, and except as may be otherwise provided by the laws of the State of Delaware, the holders of Class A common stock have exclusively all other rights of stockholders of Earthstone, including but not limited to, (i) the right to receive dividends when, as and if declared by the Board out of assets lawfully available therefor and (ii) in the event of any distribution of assets upon the dissolution and liquidation of Earthstone, the right to receive ratably and equally all of the assets of Earthstone remaining after the payment to the holders of preferred stock of the specific amounts, if any, which they are entitled to receive as may be provided in the future. Holders of Class B common stock as such are not entitled to receive dividends or distributions of assets upon dissolution or liquidation of Earthstone.

Shares of Class B common stock are exchangeable for shares of Class A common stock on the terms and subject to the conditions set forth in the First Amended and Restated Limited Liability Company Agreement of EEH (the “EEH LLC Agreement”). Earthstone has reserved out of its authorized but unissued shares of Class A common stock, solely for the purpose of issuance upon exchange of the outstanding shares of Class B common stock and EEH Units for Class A common stock pursuant to the EEH LLC Agreement, such number of shares of Class A common stock that will be issuable upon any such exchange pursuant to the EEH LLC Agreement.

Preferred Stock

The Board is expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board, subject to the limitations prescribed by law and in accordance with the provisions of the Certificate of Incorporation, including but not limited to the following:

(i)    The designation of the series and the number of shares to constitute the series.

(ii)    The dividend rate of the series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock, and whether such dividends shall be cumulative or noncumulative.

(iii)    Whether the shares of the series shall be subject to redemption by Earthstone and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption.

(iv)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of the series.

(v)    Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and, if provision be made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange.

(vi)    The extent, if any, to which the holders of the shares of the series shall be entitled to vote with respect to the election of directors or otherwise.

(vii)    The restrictions, if any, on the issue or reissue of any additional preferred stock.

(viii)    The rights of the holders of the shares of the series upon the dissolution, liquidation, or winding up of Earthstone.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Certain provisions in the Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

The Certificate of Incorporation and Bylaws contain provisions that (unless, as a general matter, a preferred stock designation provides otherwise for that series of preferred stock):

•    permit Earthstone to issue, without any further vote or action by its stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualification, limitations or restrictions of the shares of such series;

•    require special meetings of Earthstone’s stockholders to be called by an officer of Earthstone upon the written request of a majority of the Board;

•    the Board be classified into three classes: Class I, Class II, and Class III, each class having a three-year term of office. Under the Delaware General Corporation Law (the “DGCL”), stockholders of a corporation with a classified board of directors may only remove a director “for cause” unless the certificate of incorporation provides otherwise. The Certificate of Incorporation does not so provide and, accordingly, stockholders may only remove a director “for cause.” The likely effect of the classification of the board of directors is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only approximately one-third of the directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the Board will need at least two annual meetings of stockholders to effect this change;

•    provide that the authorized number of directors may be changed only by resolution of the Board;

•    provide that all vacancies, including newly created directorships shall be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•    provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice; and

•    provide that amendments to certain provisions of the Certificate of Incorporation require the approval of the holders of not less than 66-2/3% of the outstanding shares of the capital stock entitled to vote generally in the election of directors.

Delaware Law

Earthstone is subject to the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner, summarized below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” generally is a person who, together with affiliates and associates, owns 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•    before the stockholder became an interested stockholder, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or

•    at or after the time the stockholder became an interested stockholder, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

The existence of this provision may have an anti-takeover effect with respect to transactions the Board does not approve in advance. Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Class A common stock held by stockholders.

Section 203 could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of the Class A common stock that often result from actual or rumored hostile takeover attempts. It may also have the effect of preventing changes in our management. It is possible that Section 203 could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interest.

The provisions of Section 203 of the DGCL do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or bylaws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange or held of record by more than 2,000 stockholders.

Because the Certificate of Incorporation and Bylaws do not include any provision to “opt-out” of Section 203 of the DGCL, the statute will apply to business combinations involving Earthstone.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A common stock and Class B common stock is Direct Transfer, LLC, One Glenwood Avenue, Suite 1001, Raleigh, North Carolina 27603. Its telephone number is (919) 744-2722.

Limitations of Liability and Indemnification

The Certificate of Incorporation contains provisions that limit the liability of Earthstone’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, Earthstone’s directors are not personally liable to Earthstone or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•    any breach of their duty of loyalty to Earthstone or its stockholders;

•    any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•    unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

•    any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of Earthstone’s directors will be further limited to the greatest extent permitted by the DGCL.

The Certificate of Incorporation provides that Earthstone will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s directors or officers or is or was serving at Earthstone’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Certificate of Incorporation provides that Earthstone may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of Earthstone’s employees or agents or is or was serving at its request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

Further, Earthstone has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require Earthstone, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require Earthstone to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. Earthstone believes that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions included in the Certificate of Incorporation and in indemnification agreements that Earthstone has entered into or will enter into with its directors and executive officers may discourage stockholders from bringing a lawsuit against its directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against its directors and executive officers, even though an action, if successful, might benefit Earthstone and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that Earthstone pays the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.

Earthstone has obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to its directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to Earthstone with respect to payments that may be made by it to these directors and executive officers pursuant to its indemnification obligations or otherwise as a matter of law.

Certain of Earthstone’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, Earthstone has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Listing

The Class A common stock is listed on the NYSE under the trading symbol “ESTE.”

PLAN OF DISTRIBUTION

The selling stockholders may use any one or more of the following methods when selling shares of our Class A common stock under this prospectus:

•    underwritten transactions;

•    privately negotiated transactions;

•    exchange distributions and/or secondary distributions;

•    sales in the over-the-counter market;

•    ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•    broker-dealers may agree with a selling stockholder to sell a specified number of such stock at a stipulated price per share;

•    a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•    purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

•    short sales and delivery of shares of our Class A common stock to close out short positions;

•    sales by broker-dealers of shares of our Class A common stock that are loaned or pledged to such broker-dealers;

•    a combination of any such methods of sale; and

•    any other method permitted pursuant to applicable law.

A selling stockholder may also sell our Class A common stock under Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than under this prospectus.

We will bear all fees and expenses incident to our obligation to register the shares of our Class A common stock.

We may prepare prospectus supplements for secondary offerings that will disclose the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price of the shares, any underwriting discounts and other items constituting compensation to underwriters, dealers or agents.

A selling stockholder may fix a price or prices of our shares of Class A common stock at:

•    market prices prevailing at the time of any sale under this registration statement;

•    prices related to market prices; or

•    negotiated prices.

A selling stockholder may change the price of the shares offered from time to time.

A selling stockholder, or agents designated by it, may directly solicit, from time to time, offers to purchase the shares. Any such agent may be deemed to be an “underwriter” as that term is defined in the Securities Act. Any agents involved in the offer or sale of the shares and any commissions payable by a selling stockholder to these agents will be named and described in any applicable prospectus supplement. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If any selling stockholder utilizes any underwriters in the sale of the shares in respect of which this prospectus is delivered, we and the selling stockholder will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the shares in respect of which this prospectus is delivered to the public. The underwriters may also be our or the selling stockholders’ customers or may engage in transactions with or perform services for us or any selling stockholder in the ordinary course of business.

If any selling stockholder utilizes a dealer in the sale of the shares in respect of which this prospectus is delivered, the selling stockholder will sell those shares to the dealer, as principal. The dealer may then resell those shares to the public at varying prices to be determined by the dealer at the time of resale. The dealers may also be our or the selling stockholder’s customers or may engage in transactions with, or perform services for us or the selling stockholder in the ordinary course of business.

Offers to purchase shares may be solicited directly by any selling stockholder and the sale thereof may be made by the selling stockholder directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in any applicable prospectus supplement relating thereto.

We or any selling stockholder may agree to indemnify underwriters, dealers and agents who participate in the distribution of securities against certain liabilities to which they may become subject in connection with the sale of the shares, including liabilities arising under the Securities Act.

The selling stockholders may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act.

In addition, any selling stockholder may enter into derivative transactions with third parties, or sell shares not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell shares covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use the shares pledged by the selling stockholder or borrowed from the selling stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use shares received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment).

In addition, a selling stockholder may otherwise loan or pledge shares to a financial institution or other third party that in turn may sell the shares short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our shares or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in any applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate proceeds of the offering.

The underwriters, dealers and agents may engage in transactions with us or the selling stockholders, or perform services for us or the selling stockholders, in the ordinary course of business for which they receive compensation.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

There can be no assurance that the selling stockholders will sell any or all of the shares of our Class A common stock registered pursuant to the registration statement, of which this prospectus forms a part.

LEGAL MATTERS

Jones & Keller, P.C., Denver, Colorado, will pass upon the validity of our Class A common stock offered hereby on behalf of Earthstone Energy, Inc. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents by counsel that we may name in any applicable prospectus supplement.

EXPERTS

The audited financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Earthstone Energy, Inc. incorporated by reference in this prospectus have been so incorporated by reference in reliance upon the reports of Moss Adams LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited consolidated and combined financial statements of Tracker Resource Development III, LLC and its subsidiaries and TRD III Royalty Holdings (TX), LP as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Plante & Moran, PLLC (“Plante Moran”), independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

With respect to the unaudited financial information of Tracker Resource Development III, LLC and its subsidiaries and TRD III Royalty Holdings (TX), LP as of March 31, 2021 and for the three-month periods ended March 31, 2021 and 2020 incorporated herein by reference, Plante Moran reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate report included as Exhibit 99.4 to the Form 8-K filed by Earthstone with the SEC on July 23, 2021 and incorporated by reference herein, indicates that they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their report on such information should be restricted. Plante Moran is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Plante Moran within the meaning of Section 7 and 11 of the Securities Act.

The audited statements of revenues and direct operating expenses of the oil and natural gas properties of SEG-TRD LLC and SEG-TRD II LLC for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus have been so incorporated in reliance on the report of Plante Moran, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Independence Resources Holdings, LLC as of and for the years ended December 31, 2020 and 2019 incorporated by reference in this prospectus and elsewhere in this registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

The information incorporated by reference in this prospectus regarding estimated quantities of proved reserves of the Company as of December 31, 2020 using SEC guidelines, were prepared or derived from estimates prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are incorporated by reference in this prospectus in reliance on the authority of such firm as experts in petroleum engineering.

INFORMATION INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus except for any information that is superseded by information included directly in this prospectus, and the information that we file later with the SEC will automatically supersede this information. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of the date other than the date on the cover page of this prospectus.

The following documents previously filed by us with the SEC are incorporated by reference in this prospectus:

•    our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 10, 2021, as amended on Form 10-K/A filed with the SEC on April 9, 2021;

•    our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 5, 2021;

•    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 filed with the SEC on August 4, 2021;

•    our Quarterly Report on Form 10-Q for the quarter ended September 30, 2021 filed with the SEC on November 3, 2021;

•    our Current Reports on Form 8-K filed with the SEC on January 13, 2021, January 29, 2021, March 10, 2021, April 5, 2021, April 20, 2021, April 29, 2021, June 7, 2021, July 23, 2021, September 20, 2021, October 4, 2021, November 2, 2021, and on Form 8-K/A filed on February 24, 2021; and

•    the description of the Class A common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 9, 2017 and any amendments or reports filed for the purpose of updating that description.

We are also incorporating by reference into this prospectus any additional documents that we may file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents that we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this registration statement are terminated shall be deemed to be incorporated in this prospectus by reference and to be a part hereof from the date of filing of such documents.

We will provide to each person, including any beneficial holder, to whom a prospectus is delivered, at no cost, upon written or oral request, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. You should direct any requests for documents to the following address or telephone number:

Earthstone Energy, Inc.
Attention: Secretary
1400 Woodloch Forest Drive, Suite 300
The Woodlands, TX  77380
(281) 298-4246

    You should rely only on the information contained or incorporated by reference into this prospectus or in any prospectus supplement.  We have not authorized anyone to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted.